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                                                                    EXHIBIT 99.4

                       INTEGRATED SECURITY SYSTEMS, INC.

                               OFFER TO EXCHANGE
                     EXCHANGE WARRANTS FOR PUBLIC WARRANTS


To:      Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

         Integrated Security Systems, Inc., a Delaware corporation (the "Company"), is offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular dated February 26, 1998 (the "Offering Circular") and the related Letter of Transmittal (which together with the Offering Circular, the "Offer"), to issue warrants (the "Exchange Warrants") to purchase 2.1 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), until April 20, 1999, at an exercise price of $3.17 per share of Common Stock in exchange for the Company's currently outstanding Redeemable Common Stock Purchase Warrants (the "Public Warrants").

         We are asking you to contact your clients for whom you hold Public Warrants registered in your name or in the name of your nominee or who hold Public Warrants registered in their own names.

         Enclosed are sets of Offer material, consisting of the following:

         1.      The Offering Circular.

         2. The Letter of Transmittal for your use and for the information of your clients.

         3. A Letter to Warrant Holders from the President and Chief Executive Officer of the Company.

         4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         5. A form of letter which may be sent to your clients for whose account you hold Public Warrants registered in your name or the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer.

         6. Notice of Guaranteed Delivery for Public Warrants to be used to accept the Offer if certificates for Public Warrants are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis.

         Please forward this material as soon as possible to your beneficial holders. The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Public Warrants pursuant to the Offer. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials for your clients. The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of the Public Warrants, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

         YOUR PROMPT ACTION IS REQUESTED. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 17, 1998.

         To participate in the Offer, certificates Public Warrants and a duly executed and properly completed Letter of Transmittal or facsimile thereof, together with any other required documents, must be delivered to the Transfer Agent as indicated in the Offering Circular. Alternatively, in lieu of delivery of certificates, a warrant holder may tender by causing a transfer of his Public Warrants to the Transfer Agent's account at The Depository Trust Company at which the Transfer Agent has established an account with respect to the Public Warrants.
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         If warrant holders wish to tender, but it is impracticable for them to forward their warrant certificates prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular under "The Offer--How to Tender."

         Your solicitation of tenders of Public Warrants will constitute your representation to the Company that (i) in connection with such solicitation, you have complied with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any applicable state securities or blue sky law, and the applicable rules and regulations thereunder, (ii) if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making solicitations and (iii) in soliciting tenders of such warrants, you have not used any solicitation materials other than those furnished by the Company.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Public Warrants residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

         Additional copies of the enclosed material may be obtained from the Company at (972) 444-8280.

                                        Very truly yours,



                                        INTEGRATED SECURITY SYSTEMS, INC.


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE TRANSFER AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.




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